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                                                                  EXHIBIT (c)(7)

                    CONSULTING AND NONCOMPETITION AGREEMENT
                    ---------------------------------------

          This Consulting and Noncompetition Agreement (this "Agreement") is entered into as of February 2, 1997 between SCOTSMAN INDUSTRIES, INC., a Delaware corporation (the "Company"), and PETER GRAVELLE (the "Consultant").

          WHEREAS, the Consultant has acquired extensive knowledge of and experience in the business conducted by the Company.

          WHEREAS, the Company desires to obtain the benefit of the Consultant's knowledge and experience by retaining the Consultant, and the Consultant desires to accept such position, for the term and upon the other conditions hereinafter set forth;

          WHEREAS, concurrently herewith, the Company, K Acquisition Corp. and Kysor Industrial Corporation are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), pursuant to which K Acquisition Corp. is acquiring Kysor Industrial Corporation and Kysor Industrial Corporation is becoming a wholly-owned subsidiary of the Company;

          WHEREAS, the Consultant will cease to be the President and C.E.O. and a Director of Kysor Industrial Corporation effective as of the consummation of the tender offer contemplated by the Merger Agreement (the "Tender Offer"); and

          WHEREAS, the Company has required as a condition to its entering into the Merger Agreement that the Consultant (i) agree to certain modifications to his existing employment agreement with Kysor Industrial Corporation (the "Employment Agreement") and (ii) enter into this Agreement.

          NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

          1. Consulting Services; Expenses. The Company hereby engages the Consultant as a consultant, subject to the terms and conditions hereof, for the period commencing at the consummation of the Tender Offer and ending on the date which is the sixth anniversary of such consummation (the "Consulting Period"), subject to earlier termination pursuant to Section 4 hereof; provided, however, that this Agreement shall terminate and shall be of no further force or effect if the Merger Agreement shall be terminated and the Tender Offer shall not be consummated pursuant to the terms thereof. During the Consulting Period, the Consultant shall make himself available to perform consulting services with respect to the businesses conducted, or in development, by the Company, upon reasonable advance notice. Such consulting services shall be related to such matters as the Chief Executive Officer of the Company may designate from time to time and as are commensurate with the Consultant's years of experience and level of skill, and shall include consulting services to the Board of Directors of the Company (the "Board") with respect to the businesses conducted by the Company. The Consultant shall accommodate reasonable requests for the Consultant's consulting services, and shall devote reasonable time and his reasonable best efforts, skill and attention to the performance of such consulting services, including travel reasonably required in the performance of such consulting services. The parties will arrange consulting and travel dates and times so as not to interrupt any pre-planned business or personal activities, or employment obligations, of the Consultant. The Company shall reimburse the Consultant for all necessary travel and
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other expenses incurred by the Consultant in providing such consulting services.
Notwithstanding the foregoing, the Consultant shall not be required to be available more than three (3) days per month nor to travel on more than three
(3) occasions per year.

          2. Independent Contractor. The Consultant shall perform the consulting services described in Section 1 hereof as an independent contractor without the power to bind or represent the Company for any purpose whatsoever. The Consultant shall not, by virtue of being a consultant hereunder, be eligible to receive any benefits for which officers or other employees of the Company are eligible at any time, such as insurance, participation in the Company's pension plans or other employee benefits. Consultant acknowledges that Company will not make provision for federal or state withholding taxes or FICA.

          3. Compensation. As compensation for the Consultant's agreement to make himself reasonably available for consulting as provided in Section 1, and for his covenants contained in Section 5 of this Agreement, the Company shall pay to the Consultant on a monthly basis at the end of each month for each of the seventy-two (72) months during the Consulting Period an amount equal to $44,600 per month (the "Compensation"). Except in the event of termination of the Agreement as provided in Section 4, such payments shall not be reduced, withheld, discontinued, or subjected to setoff, for any reason whatsoever. If the Company fails to make Compensation payments required by this Agreement, and such failure continues for ten (10) days after Consultant notifies the Company in writing of such breach, Consultant's obligations under this Agreement shall continue, but Company shall be obligated to immediately pay to Consultant, in one lump sum, all of the remaining unpaid Compensation that would have been payable through the end of the Consulting Period; discounted, however, to the then present value, using a discount rate of 7.5 percent. Notwithstanding any failure by the Company to utilize the consulting services, or any disability of the Consultant resulting in his inability to perform consulting services hereunder, the remaining unpaid installments of the Compensation payable pursuant to this Agreement shall be paid by the Company to the Consultant or to his legal representative on the dates such payments otherwise would have been paid hereunder. In the event of the death of the Consultant during the Consulting Period, the then present value, using a discount rate of 7.5 percent, of the remaining unpaid Compensation payable through the remainder of the Consulting Period shall be paid by the Company as a death benefit to the beneficiary or beneficiaries designated in writing by the Consultant, or if no beneficiary is so designated, to the executor of the Consultant's estate.

          4. Termination of Agreement. (a) The obligation of the Consultant set forth in Section 1 of this Agreement may be terminated at any time by the Consultant on thirty (30) days prior written notice to the Company. In the event of such termination by the Consultant, the obligations of the Company to pay the Consultant pursuant to Section 3 hereof shall cease, effective on the date of such termination.

          (b) The obligations of the Company set forth in Section 3 of this Agreement may be terminated at any time by the Company upon written notice to the Consultant in the event that the Consultant shall willfully be in material breach of any covenant contained in Section 1 or 5 hereof and the Consultant shall fail to cure such material breach within 30 days following such notice (in the event)

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of an alleged breach of Section 5, Consultant may cure any such breach by ceasing the activities in question).

          (c) This Agreement may be terminated by the Consultant upon ten (10) days prior written notice to the Company in the event that the Company shall breach any of its obligations under Section 3, 9 or 10 hereof; provided, however, that the Consultant shall not be entitled to terminate this Agreement pursuant to this Section 4(c) in the event that the Company shall cure any such breach within such ten (10) day period. In the event of such termination by the Consultant, the Company shall pay to the Consultant all remaining payments which would have become due under this Agreement had it continued in effect until its expiration date, within five (5) business days of such termination.

          5. Noncompetition. During the Consulting Period, except with the prior written consent of the Board, the Consultant shall not directly or indirectly:

          (a) engage in any activities, whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of any corporation the securities of which are traded on a national or regional securities exchange or on the NASDAQ (National Market System) or over the counter), director, officer, employee, consultant or otherwise, in competition with the businesses conducted, or in development, by the Company at any time during the Consulting Period, which covenant not to compete shall be on a worldwide basis and shall include all industries in which the Company competes at any time during the Consulting Period; or

          (b) solicit, in competition with the Company, any person who is a customer or prospective customer of the businesses conducted, or in development, by the Company at any time during the Consulting Period.

          (6) Confidentiality. The Consultant shall not, at any time during the Consulting Period or thereafter, make use of or disclose directly or indirectly, any trade secret or other confidential or secret information of the Company or Kysor Industrial Corporation or other technical, business, proprietary or financial information of the Company or Kysor Industrial Corporation not available to the public or to the competitors of the Company ("Confidential Information"), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, or (c) as the Board may so authorize in writing.

          7. Nonsolicitation. During the Consulting Period except with the prior written consent of the Board, the Consultant shall not directly or indirectly induce or attempt to persuade any employee of the Company to terminate his or her employment relationship with the Company.

          8. Scope of Covenants; Remedies. The following provisions shall apply to the covenants of the Consultant contained in Sections 5 and 6:


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     (a) the covenants contained in Section 5 shall apply on a worldwide basis, which is the basis on which the Company is actively engaged in conduct of its businesses and in which customers are being solicited;

     (b) without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Consultant of the covenants contained in Section 5, 6 and 7, it is expressly agreed by the Consultant and the Company that such other remedies cannot fully compensate the Company for any such violation and that the Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof;

     (c) the Company and the Consultant each intends and agrees that the covenants contained in Sections 5, 6 and 7 are reasonably designed to protect the legitimate business interests of the Company without unnecessarily or unreasonably restricting the Consultant's business opportunities during or after the termination of the consulting Period, but that if in any action before any court or agency legally empowered to enforce the covenants contained in Sections 5, 6 and 7 any term restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, than such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

     (d) the Company shall advise the Consultant in writing of all businesses, industries and activities the Company believes are covered by the prohibitions in Section 5, not so identified; provided, that neither the Company's listing of a business, industry or activity as covered by Section 5 not the Consultant's failure to specifically object to such listing shall be conclusive as to such coverage. If Consultant notifies the Company in writing of a specific business, industry or activity in which the Consultant proposes to engage, the Company will notify Consultant promptly, in writing, of whether the Company would consider such business, industry or other activity to violate Section 5, and Consultant shall not be obliged to refrain from engaging in any such business, industry or activity if Company fails to do so within 30 days.

     9. Expenses. The Company shall promptly pay the Consultant for all costs and expenses (including, without limitation, court costs and attorney's fees) incurred by the Consultant as a result of any claim, action or proceeding (including, without limitation, a claim, action or proceeding by the Consultant against the Company to collect amounts due to the Consultant or to otherwise enforce this Agreement) arising out of, or challenging the validity, advisability or enforceability of, this Agreement or any provision hereof; provided, however, that no such payment or reimbursement shall be made to the Consultant if the Consultant is the plaintiff in such claim, action or proceeding and a final nonappealable judgment is rendered against the Consultant with respect to all his claims.

     10. Indemnification. The Company shall defend, indemnify and hold the Consultant harmless from and against all damages, cost and expenses (including attorneys' fees) as a result of claims made by third parties arising out of the Consultant's performance of services under this agreement; provided, however, that the Company shall not indemnify and hold the Consultant harmless for conduct found by a final nonappealable judgment of a court of competent jurisdiction that the damage, cost or expense results from the Consultant's own willful misconduct.

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          11.  Successor. Binding Agreement. This Agreement shall insure to the benefit of and be enforceable by the Consultant and by his personal or legal representatives, executors, administrators, heirs, distributees, devises and legatees and by the Company and its respective successors and assigns.

          12. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by courier or overnight express service or five days after having been sent by certified or registered mail, postage prepaid, addressed (a) if to the Consultant, to the Consultant's address set forth in the records of the Company, or if to the Company, to Scotsman Industries, Inc., 775 Corporate Woods Parkway, Vernon Hills, Illinois 60061, Attention: Richard C. Osborne, with a copy to
Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, Attention:
Thomas A. Cole, Esq., or (b) to such other address as either party may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          13. Governing Law: Validity: Jurisdiction and Venue. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan without regard to the applicable principles of conflicts of laws. The parties agree and agree to stipulate that the United States District Court for the Western District of Michigan (Southern Division) shall be the proper jurisdiction and venue for litigation of any claim arising out of or relating to this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

          14. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

          15. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Consultant and by a duly authorized officer of the Company. No waiver by a party hereto at any time of any breach by the other party hereto of, or failure to comply with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar conditions or provisions at the same or at any prior or subsequent time. This Agreement does not affect any other agreement between the Consultant and the Company or any of its affiliates. Failure by the Consultant or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Consultant or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision of or right under this Agreement.


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          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Consultant has executed this Agreement as of the day and year first above written.


                                        SCOTSMAN INDUSTRIES INC.

                                           /s/ Richard Osborne
                                        By ____________________________________
                                           Chairman and Chief Executive Officer

                                        CONSULTANT:


                                        /s/ Peter Gravelle
                                        _______________________________________
                                        Peter Gravelle


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